Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE

April 25, 2007	Contact: Christian E. Rothe
Director, Strategic Planning and Development

(217) 228-8224
GARDNER DENVER, INC. REPORTS RECORD REVENUES AND EARNINGS FOR THE
FIRST QUARTER OF 2007:
Organic Growth and Cost Reductions Drive Increased Profitability and Cash Flow from Operating Activities
•	Company Raises Full-Year DEPS Outlook Range by $0.25 to $3.00 to $3.10

•	Compared to the First Quarter of 2006:

- Revenues increased 11 percent

- Net income and diluted earnings per share increased 40 percent

- Total segment operating earnings (1) increased 25 percent

- Cash flow from operating activities increased to $36.7 million
QUINCY, IL (April 25, 2007) — Gardner Denver, Inc. (NYSE: GDI) announced that revenues and net income for the three months ended March 31, 2007 were $441.4 million and $42.8 million, respectively, exceeding the previous records achieved in the three-month period ended December 31, 2006. Diluted earnings per share (“DEPS”) for the three months ended March 31, 2007 were $0.80, 40 percent higher than the comparable period of 2006. The improved financial performance for the first quarter of 2007 is primarily attributable to the incremental flow-through profitability of organic revenue growth, operational improvements, including the benefits from acquisition integration, and a lower effective tax rate. The Company’s profitability in the first three months of 2007 also contributed to the generation of approximately $36.7 million of cash flow from operating activities, the highest ever posted in the first quarter by the Company. Current and prior year DEPS and all share amounts presented in this press release reflect the effect of the two-for-one stock split (in the form of a 100 percent stock dividend) that was completed on June 1, 2006.
CEO’s Comments Regarding Results

“I am pleased to report new records for the Company in terms of quarterly revenues and net income. While Gardner Denver has experienced significant growth during the last three years from strategic acquisitions, we believe ongoing operational improvements, including lean manufacturing initiatives, continue to drive the Company’s profitability. This is reflected in our total segment operating earnings(1) as a percentage of revenues

(1)	Segment operating earnings (defined as revenues less cost of sales and selling and administrative expenses), and segment operating margin (defined as segment operating earnings divided by segment revenues) are indicative of short-term operational performance and ongoing profitability. For a reconciliation of segment operating earnings to consolidated income before income taxes, see “Business Segment Results.”

(segment operating margin(1)), which improved from 13.6 percent in the first quarter of 2006 to 15.4 percent in the same period of 2007,” said Ross J. Centanni, Chairman, President and CEO.
“We have demonstrated an ability to leverage flow-through profitability of organic revenue growth by containing operating and administrative costs,” said Mr. Centanni. “In the first quarter of 2007, this resulted in net income growing 40 percent compared with the same period of the prior year; more than three times faster than the Company’s revenue growth rate over the same timeframe. The Company also reported record first quarter cash flows from operating activities, despite lower inventory turnover compared with the fourth quarter of 2006. The decline in inventory turnover, which is expected to be temporary, resulted from production and supply chain inefficiencies related to manufacturing relocations.”
Mr. Centanni continued, “I believe the general tone of business was better than our Compressor and Vacuum Products segment order rate indicates. First quarter demand in the segment remained strong across nearly all end market segments in Europe and Asia. As expected, North America’s rate of growth slowed during the quarter, led by declines in blowers used on Class 8 trucks. We believe manufacturing plant relocations negatively impacted orders and production efficiency during the quarter. Management expects this effect to be temporary and, as lead times decline, order growth to accelerate. Furthermore, the first quarter of 2006 included OEM orders with delivery times beyond 90 days, which have been excluded from orders in 2007 as a result of implementing our internal policy at the acquired Thomas Industries locations. This reporting change negatively impacted the year-over-year comparison in Compressor and Vacuum Products segment orders.
“Year-over-year revenues in the Fluid Transfer Products segment grew 27 percent in the first quarter,” said Mr. Centanni. “As expected, however, the segment experienced decreased demand for drilling pumps in the first quarter of 2007, which was partially offset by continued growth in demand for well servicing pumps. The net result of this demand shift was a 15 percent decrease in segment orders compared to the same period of 2006.”
Commenting on profitability initiatives, Mr. Centanni stated, “Our integration projects remain substantially on schedule. Attrition resulted in manpower reductions ahead of schedule, which generated savings earlier than planned, but also led to some production inefficiencies. We are working to improve labor productivity and supply chain efficiencies to realize the full benefit of the actions completed to date. Our operations in China and Brazil are gaining operating efficiencies with the product lines that were transferred from Nuremberg, Germany and we continue to expect to achieve the full benefit of this initiative by the end of the second quarter of 2007, realizing annualized savings of approximately $3 million.

“The manufacturing integration of a former Thomas Industries German location also continues as planned,” said Mr. Centanni. “Manufacturing and other process improvements in the Thomas Industries non-U.S. locations are expected to generate cost savings of approximately $6.4 million annually by the fourth quarter of 2007, when the integration projects are expected to be completed.
“As a result of our continued improvement in profitability and asset management, our annualized return on equity (defined as net income divided by average equity) increased to 19.5 percent in the first quarter of 2007, compared to 17.6 percent for the full-year 2006. We believe that the value of previously completed acquisitions is being realized as planned. We are generating cash, repaying debt and proactively seeking acquisitions.”
Outlook
“Manufacturing capacity utilization rates in the U.S. have remained above 80% for each of the first three months of 2007, which has historically indicated a favorable demand environment for industrial equipment such as compressors and blowers. We expect the industrial production rate of growth to slow in the U.S. throughout 2007, offset somewhat by increasing demand in the U.S. for environmental applications,” said Mr. Centanni. “The Asian markets are expected to remain strong and we continue to see growing industrial demand in Europe. As a result of these growth expectations, my outlook is positive for the Compressor and Vacuum Products segment in the second and third quarters of 2007 and cautiously optimistic for the fourth quarter of the year.
“As a result of the decline in backlog within the Fluid Transfer Products segment, we have less visibility of the demand for our petroleum pumps than at this time last year. While demand for well servicing pumps and aftermarket parts is expected to grow throughout 2007, I expect drilling pump demand to continue to decelerate through the remainder of the year, resulting in declining backlog and lower second half segment revenues compared to the first half. Quotations for drilling pumps for international rigs have recently increased, but the time associated with securing these orders, compared with North American activity, is significantly longer. As segment revenues decline in the second half of 2007, we expect lower segment operating margins(1) to result from an unfavorable mix of drilling pump shipments and less volume leverage. The deterioration in margins will be somewhat mitigated, however, by ongoing demand for well servicing pumps and aftermarket parts and our ability to bring previously outsourced manufacturing in-house,” said Mr. Centanni.
“Given our current economic outlook, existing backlog, and expected operational improvements from integration projects, we are raising our full-year 2007 DEPS outlook range by $0.25 to $3.00 to $3.10. Second quarter DEPS is expected to be $0.80 to $0.85. Our outlook for the second quarter is based on increased revenue expectations in both reportable segments, compared to the first quarter of 2007. Net income in the second half of 2007 is currently expected to be less than that of the first half of 2007 due to fewer production days and lower drilling pump shipments. The midpoint of the DEPS range for the second quarter of 2007 ($0.83) represents a 34 percent increase over the same period of 2006. The midpoint of the new DEPS range for the full-year 2007 ($3.05) represents a 22 percent increase over 2006 results. Based on current expectations, the effective tax rate assumed in the DEPS guidance for the second through fourth quarters of 2007 is 32.3 percent.”
Revised Presentation of Operating Results for the Reporting of Depreciation and Amortization Expense
The Company’s presentation of its operating results now reflects the inclusion of depreciation and amortization expense in cost of sales and selling and administrative expenses. Depreciation and amortization was previously reported as a separate caption in the consolidated statements of operations. The 2006 consolidated statement of operations included in this press release has been reclassified to conform to the current presentation. Depreciation and amortization expense included in cost of sales and selling and administrative expense for the three months ended March 31, 2006 was approximately $7.4 million and $4.6 million, respectively. This reclassification had no effect on reported consolidated income before income taxes, net income, per share amounts, reportable segment operating earnings(1) or cash used in operating activities. The Company intends to furnish reclassified statements of operations for each quarter of the year ended December 31, 2006 and for the years ended December 31, 2006, 2005 and 2004 in a Securities and Exchange Commission Current Report on Form 8-K on or about April 25, 2007.
First Quarter Results
Revenues increased $42.1 million (11 percent) to $441.4 million for the three months ended March 31, 2007, compared to the same period of 2006. Compressor and Vacuum Products segment revenues increased 6 percent for the three-month period of 2007, compared to the previous year, driven by favorable changes in currency exchange rates and organic growth in most product lines except mobile blowers. Fluid Transfer Products segment revenues increased 27 percent for the three months ended March 31, 2007, compared to the same period of 2006. Revenue growth was primarily related to increased volume in drilling and well servicing pumps resulting from incremental production output, supply chain improvements and price increases (See Selected Financial Data Schedule).
Compressor and Vacuum Products orders of $367.5 million for the three-month period ended March 31, 2007 were $33.8 million (10 percent) higher than the same period of the previous year due to organic growth and favorable changes in exchange rates. Backlog in this reportable segment was 22 percent higher than on March 31, 2006 and 9 percent higher than on December 31, 2006.
Orders for Fluid Transfer Products of $74.6 million for the three months ended March 31, 2007 were $13.5 million (15 percent) lower than the same period of the previous year, primarily due to reduced demand for drilling pumps, partially offset by increased orders for well servicing pumps. Backlog for Fluid Transfer Products decreased 8 percent to $158.8 million compared to March 31, 2006 and 15 percent from December 31, 2006.

Cost of sales as a percentage of revenues improved slightly to 66.3 percent in the three-month period ended March 31, 2007, from 66.8 percent in the same period of 2006. This improvement was attributable to cost reduction initiatives and leveraging fixed and semi-fixed costs over additional production volume. Favorable sales mix also contributed to the improvement as the first quarter of 2007 included a higher percentage of drilling and well servicing pump shipments than the previous year and these products have cost of sales percentages below the Company’s average.
As a percentage of revenues, selling and administrative expenses improved to 18.3 percent for the three-month period ended March 31, 2007, compared to 19.6 percent for the same period of 2006 as a result of cost control initiatives and leveraging revenue growth. Selling and administrative expenses increased $2.6 million in the three-month period ended March 31, 2007 to $80.8 million, as compared to the same period of 2006, primarily due to unfavorable changes in foreign currency exchange rates. Compensation and benefit expense increases were more than offset by cost reductions realized through completed integration initiatives. Stock-based compensation expense was $2.9 million in the three-month period ended March 31, 2007, compared to $2.8 million recognized in the same period of 2006. A disproportionate amount of stock-based compensation expense is recognized in the first quarter of each year due to the number of options and restricted stock awards granted to employees eligible for retirement, the total value of which is recognized at the time the award is granted. Stock-based compensation expense in each of the remaining quarters of 2007 is expected to be lower than in the first quarter and comparable to that recorded in each of the last three quarters of 2006.
Segment operating earnings(1) as a percentage of revenues (segment operating margin(1)) for the Compressor and Vacuum Products segment were 11.5 percent in the three months ended March 31, 2007, compared with 11.2 percent in the same period of 2006. The Fluid Transfer Products segment generated segment operating margin(1) of 28.4 percent in the three months ended March 31, 2007, an improvement from 23.0 percent in the first quarter of 2006 and a new record level for this reportable segment. The improved results for each reportable segment reflect significant leveraging of fixed and semi-fixed costs over higher revenues and the cost reductions realized to date through acquisition integration initiatives. Price increases and favorable product mix resulting from the increased sales of drilling and well servicing pumps also contributed to the improved operating margin for the Fluid Transfer Products segment.
Interest expense decreased $3.5 million (34 percent) to $6.7 million for the three months ended March 31, 2007, compared to the same period of 2006, due to significantly lower borrowing levels.
Net income for the three months ended March 31, 2007 increased $12.3 million (40 percent) to $42.8 million, compared to $30.5 million in same period of 2006. DEPS for the three-month period of 2007 were $0.80, 40 percent higher than the comparable period of the previous year as a result of the increased net income. These results reflect an effective tax rate of 30.8% for the three-month period of 2007, compared to 32.0% for the three-month period of 2006. The reduction in the effective tax rate is the result of the favorable resolution of previously open tax matters.
Cash provided by operating activities was approximately $36.7 million in the three-month period of 2007, compared to cash used in operating activities of approximately $8.8 million in the same period of 2006. This improvement reflects the Company’s increased earnings and working capital management. Nevertheless, production and supply chain inefficiencies negatively impacted inventory turnover, which declined to 4.8 times from 5.2 times in the fourth quarter of 2006, but still showed improvements compared to 4.7 times in the first quarter of 2006. Days sales outstanding for the first quarter of 2007 increased to 57 days, compared to 55 days in the fourth quarter of 2006, but also compares favorably to the first quarter of 2006 (59 days). The change in DSO primarily reflects changes to product mix and timing of shipments within the quarter.
The Company invested approximately $8.3 million in capital expenditures in the first three months of 2007, compared to $6.5 million in the same period of 2006. As expected, capital spending for the first quarter of 2007 was higher than the same period of 2006 due primarily to spending on integration activities that carried over into 2007. For the full-year 2007, capital spending is expected to be approximately $45 million to $50 million. For the three-month period of 2007, depreciation and amortization was approximately $14.2 million, compared to $12.0 million in the three-month period of 2006.
Total debt as of March 31, 2007 was $390.6 million, $16.6 million less than total debt as of December 31, 2006. As of March 31, 2007, debt to total capital was 30.1 percent, compared to 32.3 percent on December 31, 2006 and 45.3 percent on March 31, 2006.
Cautionary Statement Regarding Forward-Looking Statements
All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995, including, without limitation, the statements made under the “CEO’s Comments Regarding Results,” “Outlook” and “First Quarter Results” sections. As a general matter, forward-looking statements are those focused upon anticipated events or trends, expectations, and beliefs relating to matters that are not historical in nature. Such forward-looking statements are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the control of the Company. These uncertainties and factors could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements.
The following uncertainties and factors, among others, could affect future performance and cause actual results to differ materially from those expressed in or implied by forward-looking statements: (1) the Company’s exposure to economic downturns and market cycles, particularly the level of oil and natural gas prices and oil and gas drilling production, which affect demand for Company’s petroleum products, and industrial production and manufacturing capacity utilization rates, which affect demand for the Company’s compressor and vacuum products; (2) the risks of large or rapid increases in raw material costs or substantial decreases in their availability, and the Company’s dependence on particular suppliers, particularly iron casting and other metal suppliers; (3) the risks associated with intense competition in the Company’s markets, particularly the pricing of the Company’s products; (4) the ability to effectively integrate acquisitions, including product and manufacturing rationalization initiatives, and realize anticipated cost savings, synergies and revenue enhancements; (5) the ability to attract and retain quality executive management and other key personnel; (6) the ability to continue to identify and complete other strategic acquisitions and effectively integrate such acquisitions to achieve desired financial benefits; (7) economic, political and other risks associated with the Company’s international sales and operations, including changes in currency exchange rates (primarily between the U.S. dollar, the Euro, the British pound and the Chinese yuan); (8) the risks associated with potential product liability and warranty claims due to the nature of the Company’s products; (9) the risks associated with environmental compliance costs and liabilities; (10) the risks associated with pending asbestos and silicosis personal injury lawsuits; (11) risks associated with the Company’s indebtedness and changes in the availability or costs of new financing to support the Company’s operations and future investments; (12) the risks associated with enforcing the Company’s intellectual property rights and defending against potential intellectual property claims; (13) the ability to avoid employee work stoppages and other labor difficulties; (14) changes in discount rates used for actuarial assumptions in pension and other postretirement obligation and expense calculations and market performance of pension plan assets; and (15) the risk of possible future charges if the Company determines that the value of goodwill and other intangible assets, representing a significant portion of its total assets, is impaired. The Company does not undertake, and hereby disclaims, any duty to update these forward-looking statements, although its situation and circumstances may change in the future.
Comparisons of the financial results for the three-month periods ended March 31, 2007 and 2006 follow.
Gardner Denver will broadcast a conference call to discuss first quarter earnings on Thursday, April 26, 2007 at 9:30 a.m. Eastern time through a live webcast. This free webcast will be available in listen-only mode and can be accessed, for up to ninety days following the call, through the Investor Relations page on the Gardner Denver website (www.gardnerdenver.com) or through Thomson StreetEvents at www.earnings.com.
Gardner Denver, Inc., with 2006 revenues of $1.7 billion, is a leading worldwide manufacturer of reciprocating, rotary and vane compressors, liquid ring pumps and blowers for various industrial and transportation applications, pumps used in the petroleum and industrial markets, and other fluid transfer equipment serving chemical, petroleum, and food industries. Gardner Denver’s news releases are available by visiting the Investor Relations page on the Company’s website (www.gardnerdenver.com).

GARDNER DENVER, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts and percentages)
(Unaudited)

	Three Months Ended
	March 31,
			%
	2007	2006	Change
Revenues	$441,418	$399,294	11

Costs and expenses:
Cost of sales (1)	292,491	266,610	10
Selling and administrative expenses (1)	80,829	78,268	3
Interest expense	6,737	10,232	(34)
Other income, net	(553)	(687)	(20)

Total costs and expenses	379,504	354,423	7

Income before income taxes	61,914	44,871	38
Provision for income taxes	19,098	14,359	33

Net income	$42,816	$30,512	40

Basic earnings per share (2)	$0.81	$0.59	37

Diluted earnings per share (2)	$0.80	$0.57	40

Basic weighted average
number of shares outstanding (2)	52,754	52,109

Diluted weighted average
number of shares outstanding (2)	53,755	53,255

Shares outstanding as of March 31 (2)	52,871	52,318

(1)	Current and prior year results reflect the inclusion of depreciation and amortization expense in cost of sales and selling and administrative expenses.

(2)	Current and prior year amounts reflect the effect of a two-for-one stock split (in the form of a 100% stock dividend) completed on June 1, 2006.

GARDNER DENVER, INC.
CONDENSED BALANCE SHEET ITEMS
(in thousands, except percentages)
(Unaudited)

			%
	3/31/2007	12/31/2006	Change
Cash and equivalents	$75,916	$62,331	22
Accounts receivable, net	281,862	261,115	8
Inventories, net	245,176	225,067	9
Total current assets	636,664	579,718	10

Total assets	1,801,824	1,750,231	3

Short-term borrowings and current
maturities of long-term debt	27,595	23,789	16
Accounts payable and accrued liabilities (1)	310,683	292,988	6
Total current liabilities (1)	338,278	316,777	7
Long-term debt, less current maturities	363,006	383,459	(5)

Total liabilities	896,558	897,701	—

Total stockholders’ equity	$905,266	$852,530	6

(1)	In connection with the adoption of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” effective January 1, 2007, the Company reassessed its unrecognized income tax benefits and classified the related liability at March 31, 2007 established for matters not expected to be resolved within the next twelve months as a non-current liability. The balance sheet at December 31, 2006 was reclassified to conform to the March 31, 2007 presentation. Accordingly, a liability of approximately $10 million associated with unrecognized income tax benefits at December 31, 2006 was reclassified from current liabilities to non-current liabilities.

GARDNER DENVER, INC.
BUSINESS SEGMENT RESULTS
(in thousands, except percentages)
(Unaudited)

	Three Months Ended
	March 31,
			%
	2007	2006	Change
Compressor and Vacuum Products

Revenues	$338,857	$318,433	6
Operating earnings	38,962	35,808	9
% of revenues	11.5%	11.2%
Orders	367,478	333,697	10
Backlog	385,476	314,873	22

Fluid Transfer Products

Revenues	102,561	80,861	27
Operating earnings	29,136	18,608	57
% of revenues	28.4%	23.0%
Orders	74,582	88,094	(15)
Backlog	158,843	172,179	(8)

Reconciliation of Segment Results to Consolidated Results

Compressor and Vacuum Products operating earnings	$38,962	$35,808
Fluid Transfer Products operating earnings	29,136	18,608

Total segment operating earnings	68,098	54,416
% of revenues	15.4%	13.6%
Interest expense	6,737	10,232
Other income, net	(553)	(687)

Income before income taxes	$61,914	$44,871

% of revenues	14.0%	11.2%

The Company has determined its reportable segments in accordance with Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information.” The Company evaluates the performance of its reportable segments based on income before interest expense, other income, net, and income taxes. Reportable segment operating earnings (defined as revenues less cost of sales and selling and administrative expenses) and segment operating margin (defined as segment operating earnings divided by revenues) are indicative of short-term operating performance and ongoing profitability. Management closely monitors the operating earnings of its reportable segments to evaluate past performance, management performance and compensation, and actions required to improve profitability.

GARDNER DENVER, INC.
SELECTED FINANCIAL DATA SCHEDULE
(in millions, except percentages)
(Unaudited)

	Three Months Ended
	March 31,
		%
	$ Millions	Change
Compressor and Vacuum Products
2006 Revenues	318.4
Effect of currency exchange rates	16.1	5
Organic growth	4.4	1

2007 Revenues	338.9	6

2006 Orders	333.7
Effect of currency exchange rates	18.0	5
Organic growth	15.8	5

2007 Orders	367.5	10

Backlog as of 03/31/06	314.9
Effect of currency exchange rates	20.0	6
Organic growth	50.6	16

Backlog as of 03/31/07	385.5	22

Fluid Transfer Products
2006 Revenues	80.9
Effect of currency exchange rates	1.9	2
Organic growth	19.8	25

2007 Revenues	102.6	27

2006 Orders	88.1
Effect of currency exchange rates	2.3	3
Organic growth	(15.8)	(18)

2007 Orders	74.6	(15)

Backlog as of 03/31/06	172.2
Effect of currency exchange rates	2.4	1
Organic growth	(15.8)	(9)

Backlog as of 03/31/07	158.8	(8)

Consolidated Revenues
2006	399.3
Effect of currency exchange rates	18.0	5
Organic growth	24.2	6

2007	441.5	11